UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 3, 2007

WITNESS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29335	23-2518693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Center Parkway
Roswell, GA	30076
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 754-1900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

 (e)          As previously reported, on December 6, 2006, the board of directors of Witness Systems, Inc. (the “Company”) accepted Mr. Gould’s resignation from his positions as chairman of the board and, effective January 3, 2007, as chief executive officer and as a member of the board of directors.  In a separation and release agreement with Mr. Gould dated January 3, 2007, the Company and Mr. Gould agreed on certain further terms relating to Mr. Gould’s departure from these positions and his future relationship with the Company.  The separation and release agreement extinguishes Mr. Gould’s employment agreement with the Company dated February 2, 1999 (as amended) and provides that Mr. Gould will be paid separation payments of $29,333.33 per month for twelve months, commencing on July 31, 2007.

In addition, the separation and release agreement provides that Mr. Gould will be engaged by the Company as a consultant, to perform such services as the Company may direct, at a monthly rate of $30,000, commencing on the effectiveness of his resignation from all employment (in any capacity) with the Company and continuing until the earlier of June 30, 2007 or such date as either Mr. Gould or the Company terminates the consulting arrangement.

With respect to stock options, the separation and release agreement confirms that Mr. Gould will not exercise any of his vested options to acquire shares of the Company’s stock until the Company completes its pending investigation regarding option grant practices and the prohibition on option exercises that is currently in effect has been lifted.  Mr. Gould also agreed that the Company has the right either (i) to increase the exercise price of the vested options that were granted to Mr. Gould on or after February 10, 2000 to a price equal to the closing price of the Company’s common stock on such date as the Company may determine to be the correct “measurement” date for such options for accounting purposes or (ii) to make such other adjustments as the Company may determine are required to offset the economic benefit that Mr. Gould would otherwise derive from any exercise price that is lower than the closing price of the Company’s common stock on such corrected “measurement” date for any such options.  Subject to such adjustments, the separation and release agreement provides that Mr. Gould’s vested options will remain exercisable until the later of December 31, 2007 or 30 days after the date the current prohibition on exercising Company stock options is terminated.  Any unvested options held by Mr. Gould that by their terms are subject to continued vesting will continue to vest (or not) in accordance with their terms.

The separation and release agreement also contains certain covenants relating to confidentiality, competition, and other subjects customarily addressed in executive separation agreements, as well as a limited release in which Mr. Gould releases the Company from certain potential claims and the Company releases Mr. Gould from certain potential claims.

The foregoing description of the separation and release agreement between the Company and Mr. Gould is not complete and is qualified in its entirety by reference to the separation and release agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

10.1         Separation and Release Agreement between the Company and David Gould, dated January 3, 2007

The exhibit listed above and in the accompanying Exhibit Index is filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2007	WITNESS SYSTEMS, INC.

	By:	/s/William F. Evans
William F. Evans
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation and Release Agreement between the Company and David Gould, dated January 3, 2007